UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2019

Analog Devices, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA		02062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 329-4700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2019, Eileen Wynne, Vice President and Chief Accounting Officer of Analog Devices, Inc. (the “Company”), notified the Company of her decision to resign as the Company’s principal accounting officer, effective February 22, 2019. She will remain with the Company through June 30, 2019. Ms. Wynne’s resignation is not the result of any dispute or disagreement with the Company.

Upon the effectiveness of Ms. Wynne’s resignation, the Company plans to appoint Michael Sondel, the Company’s Senior Director of Finance, Industrial, Healthcare & Consumer Group, to serve as the Company’s Chief Accounting Officer and principal accounting officer.

Mr. Sondel, 42, has been with the Company since 2001, most recently serving as Senior Director of Finance, Industrial, Healthcare & Consumer Group since March 2018. Prior to that, he held Director of Finance roles supporting various business units and groups at the Company from August 2010 to March 2018. Prior to that, he served as the Company’s External Reporting Manager from 2004 to 2010. Prior to joining the Company, Mr. Sondel worked for the global audit, tax, and advisory firm Grant Thornton. Mr. Sondel is a licensed Certified Public Accountant.

Effective upon Mr. Sondel’s appointment, he will become party to our standard Indemnification Agreement for officers, previously filed. There are no reportable family relationships or related person transactions involving the Company and Mr. Sondel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2019	ANALOG DEVICES, INC.

	By:	/s/ Margaret K. Seif
Margaret K. Seif
Chief People Officer, Chief Legal Officer and Secretary